Exhibit 10.5
Gardner Denver, Inc.
Nonemployee Director Stock Option Agreement

RECIPIENT:	SHARES:	PURCHASE	GRANT	EXPIRATION
		PRICE:	DATE:	DATE:
This Agreement is made between Gardner Denver, Inc., a Delaware corporation, having its principal executive office in Quincy, Illinois (the “Company”), and the undersigned, a nonemployee director of the Company (the “Director”).
The parties have agreed as follows:
1.	Pursuant to the Gardner Denver, Inc. Long-Term Incentive Plan, as amended, (the “Plan”), the Company grants to the Director a nonstatutory option to purchase the number of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), specified above, at the price specified above, subject to the following conditions:
(a)	Subject to Sections 2 and 6, the option rights are fully exercisable on the first anniversary of the date of grant of this option (the “Grant Date”).

(b)	During the lifetime of the Director, the option rights are exercisable only by the Director or the Director’s legal representative.

(c)	The option rights shall expire at the Expiration Date specified above, or at such earlier time as may be provided by Sections 2 or by cash payments made in cancellation pursuant to Section 6, and such option rights shall not be exercisable after such expiration.
2.	If the Director shall cease to serve as a director of the Company by reason of retirement in accordance with any retirement plan or policy of the Company then in effect or by reason of disability during service as a director, option rights not otherwise fully exercisable at the time of such retirement or cessation of service as a director due to disability shall become fully exercisable upon such retirement or cessation of service, and such option rights shall be exercisable for five years following such retirement or cessation of service (but not after the Expiration Date). If the Director shall die during service as a director or shall die within the five-year period during which the option rights may be exercised following retirement or disability, option rights not otherwise fully exercisable at the time of the death of the Director shall become fully exercisable upon such death, and such option rights shall be exercisable for one year following such death (but not after the Expiration Date). If after the expiration of one year from the Grant Date, the Director shall cease to serve as a director of the Company for any reason other than death, disability or retirement, the option rights shall continue to be exercisable for a period of 90 days after such cessation of service (but not after the Expiration Date).

3.	This option may be exercised by delivering to the Company at its principal executive office (directed to the attention of the Corporate Secretary) a written notice, signed by the Director or a person entitled to exercise the option by will or the laws of descent and distribution, as the case may be, of the election to exercise the option and stating the number of Shares in respect of which it is then being exercised. The option shall be deemed exercised as of the date the Company receives such notice. As an essential part of such notice, it shall be accompanied by payment of the full purchase price of the Shares then being purchased. In the event the option shall be exercised by any person other than the Director, such notice shall be accompanied by appropriate evidence of the right of such person to exercise the option. Payment of the full purchase price may be made in (a) cash, (b) Shares, or (c) any combination of cash and Shares, provided that any Shares used by the Director in payment of the purchase price must have been held by the Director for a period of more than six months, and provided further that the Company reserves the right to prohibit the use of Shares as payment of the purchase price. Shares used in payment of the purchase price shall be valued at the market close price of such Shares on the composite tape of the New York Stock Exchange or as reported in the consolidated transaction reporting system for the date of exercise. Upon the proper exercise of the option, the Company shall issue in the name of the person exercising the option, and deliver to such person, a certificate or certificates for the Shares purchased, or shall otherwise properly evidence the purchase of such Shares in the Company’s stock records. The Director shall have no rights as a stockholder in respect of any Shares as to which the option shall not have been effectively exercised as provided in this Agreement.

4.	This option shall not be exercisable if such exercise would violate (a) any applicable requirement under the Securities Act of 1933, as amended (the “Act”), the Securities Exchange Act of 1934, as amended, or the listing requirements of any stock exchange; (b) any applicable state securities law; or (c) any other applicable legal requirement.

Furthermore, if a registration statement with respect to the Shares to be issued upon the exercise of this option is not in effect or if counsel for the Company deems it necessary or desirable in order to avoid possible violation of the Act, the Company may require, as a condition to its issuance of the Shares, the delivery to the Company of a commitment in writing by the person exercising the option that at the time of such exercise it is the person’s intention to acquire such Shares for the person’s own account for investment only and not with a view to, or for resale in connection with, the distribution of such Shares, that such person understands that the Shares may be “restricted securities” as defined in Rule 144 issued under the Act, and that any resale, transfer or other disposition of the Shares will be accomplished only in compliance with Rule 144, the Act, or other or subsequent applicable rules and regulations under the Act. The Company may place on the certificates evidencing such Shares an appropriate legend reflecting such commitment and the Company may refuse to permit transfer of such Shares until it has been furnished evidence satisfactory to it that no violation of the Act or the applicable rules and regulations would be involved in such transfer.

5.	This option may not be assigned, encumbered or transferred except, in the event of the death of a Participant by will or by the laws of descent and distribution. The Employee shall have the right, subject to the provisions of this Section 5, to transfer all or any portion of the option granted under this Agreement (or an amendment thereto), for estate planning purposes, to (a) the Employee’s spouse, children, grandchildren, parents, siblings, stepchildren, stepgrandchildren or in-laws (“Family Members”), (b) entities that are exclusively family-related, including trusts for the exclusive benefit of Family Members and limited partnerships or limited liability companies in which Family Members are the only partners or members, or (c) such other persons or entities specifically approved by the Committee of the Board of Directors that administers the Plan (the “Committee”). The terms and conditions applicable to the transfer of any such stock options or portion of an option transferred by the Employee shall be established by the Committee, in its discretion but in accordance with this Section 5 shall remain subject to the same terms and conditions as were applicable immediately prior to the transfer, including those provisions regarding exercisability of the option following the cessation of employment of the Employee by the Company and the death of the Employee, except that no transferee may further transfer an option or portion of an option transferred by the Employee in accordance with this Section 5, other than by will or the laws of descent and distribution. In order to effect a transfer in accordance with this Section 5, the Employee shall deliver to the Company (in the manner set forth in Section 4) a Notice of Transfer of Option substantially in the form attached to this Agreement.

6.	If (i) the Company is to be merged into or consolidated with one or more corporations and the Company is not to be the surviving corporation, (ii) the Company is to be dissolved and liquidated, (iii) substantially all the assets and business of the Company are to be sold, or (iv) there occurs a “change of control” of the Company, then the option rights not otherwise exercisable shall become fully exercisable. In the case of a change of control, (i) the Company shall make payment in cash to the Director in an amount equal to the appreciation in the value of the option from the purchase price specified in this Agreement to the “change of control price”; (ii) such cash payment shall be due and payable, and shall be paid by the Company, immediately upon the occurrence of the change of control; and (iii) after such payment, the Director shall have no further rights under this Agreement with respect to option rights outstanding at the time of the change of control. For purposes of this Agreement, a “change of control” and the “change of control price” shall be as defined in Section 2 of the Plan.

7.	The committee of the Board of Directors that administers the Plan (the “Committee”) shall have authority, subject to the express provisions of the Plan, to construe this Agreement and the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to make all other determinations in the judgment of the Committee necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in this Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect. All action by the Committee under the provisions of this paragraph shall be conclusive for all purposes.

8.	The Company and Employee agree that any claim, dispute or controversy arising under or in connection with this Agreement (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Company’s employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding arbitration. The arbitration shall be held in the city of St. Louis (or at such other location as shall be mutually agreed by the parties). The arbitration shall be conducted in accordance with the Expedited Employment Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”) in effect at the time of the arbitration, except that the arbitrator shall be selected by alternatively striking from a list of five arbitrators supplied by the AAA. All fees and expenses of the arbitration, including a transcript if either requests, shall be borne equally by the parties. If Employee prevails as to any material issue presented to the arbitrator, the entire cost of such proceedings (including, without limitation, Employee’s reasonable attorneys’ fees) shall be borne by the Company. If Employee does not prevail as to any material issue, each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorney’s fees are recoverable under the Rules). Any action to enforce or vacate the arbitrator’s award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Company or Employee pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney’s fees related to such action. Notwithstanding the provisions of this paragraph, either party may seek injunctive relief in a court of competent jurisdiction, whether or not the case is then pending before the panel of arbitrators. Following the court’s determination of the injunction issue, the case shall continue in arbitration as provided herein.

9.	If a Change of Control occurs during the term of this Agreement, any stock option which is not exercisable in full shall be entitled, in lieu of the exercise of the portion of the stock option which is not exercisable, to obtain a cash payment in an amount equal to the difference between the option price of such stock option to be determined pursuant to Section 21 of the Plan..

10.	The Director agrees to notify the Company promptly of the disposition, whether by sale, exchange or otherwise, of any Shares acquired pursuant to the exercise of this option if such disposition occurs within one year from the acquisition of the Shares. Such notice shall state the date and manner of disposition and the proceeds, if any, received by the Director.

11.	This Agreement and the option granted under this Agreement shall be subject to all of the provisions of the Plan as are in effect from time to time, which provisions of the Plan shall govern if there is any inconsistency between this Agreement and the Plan.

12.	The community interest, if any, of any spouse of the Employee in any of the Options shall be subject to all of the terms, conditions and restrictions of this Agreement and the Plan, and shall be forfeited and surrendered to the Company upon the occurrence of any of the events requiring the Employee’s interest in such Options to be so forfeited and surrendered pursuant to this Agreement.

13.	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to its principles of conflict of laws.

14.	This Agreement sets forth the entire agreement, and supersedes all other agreements and understandings, whether oral or written, by and between the parties relating to the subject matter hereof.
By your signature and the Company’s signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Company’s Long-Term Incentive Plan as amended and the Incentive Stock Option Agreement.
THE DIRECTOR ACKNOWLEDGES AND AGREES THAT THE OPTIONS SUBJECT TO THIS OPTION AWARD SHALL VEST AND BECOME EXERSIZABLE, IF AT ALL, ONLY DURING THE PERIOD OF DIRECTOR’S SERVICE TO THE COMPANY OR AS OTHERWISE PROVIDED IN THIS AGREEMENT (NOT THROUGH THE ACT OF BEING GRANTED THE OPTIONS). THE DIRECTOR FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT OR THE PLAN SHALL CONFER UPON DIRECTOR ANY RIGHT WITH RESPECT TO FUTURE OPTION AWARDS OR CONTINUATION OF DIRECTOR’S SERVICE TO THE COMPANY. The Director acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Option Award subject to all of the terms and provisions hereof and thereof, including the mandatory Dispute Resolution Procedure. The Director has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of this Agreement and the Plan.

GARDNER DENVER, INC.

By:

Title:

DIRECTOR

Signed:

Dated: